Exhibit 5.1

June 6, 2012

TearLab Corporation
7360 Carroll Road, Suite 200
San Diego, CA 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,800,000 shares of your common stock (the “Common Stock”) issuable under the TearLab Corporation 2002 Stock Incentive Plan, as may be amended and restated (the “Plan”).  Such shares of Common Stock are referred to herein as the “Shares.”  As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.